Exhibit 16

May 12, 2016

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Till Capital Ltd. and, under the date of April 29, 2015, we reported on the consolidated financial statements of Till Capital Ltd. as of and for the ten-month period ended December 31, 2014. On December 22, 2015, we resigned. We have read Till Capital Ltd.’s statements included under Item 16F of its Form 20-F dated May 12, 2016, and we agree with such statements.

Very truly yours,

/s/ KPMG Audit Limited